UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Rickman, Ronald L.
   3265 Woodcrest Dr.
   Bettendorf, IA  52722
   USA
2. Issuer Name and Ticker or Trading Symbol
   Lee Enterprises, Incorporated
   LEE ENT
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   09/30/00
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   President - Publishing Group Director
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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
Common Stock                 |06/01/|A   |500               |A  |$21.875    |47,492             |D     |                           |
                             |00    |    |                  |   |           |                   |      |                           |
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Class B Common Stock         |      |    |                  |   |           |37,469             |D     |                           |
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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
Employee Stock Option (R|$21.50  |     |    |           |   |*    |05/30|Common Stock|10,000 |$21.50 |10,000      |D  |            |
ight to Buy)            |        |     |    |           |   |     |/04  |            |       |       |            |   |            |
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Employee Stock Option (R|$26 5/8 |     |    |           |   |*    |05/30|Common Stock|15,000 |$26 5/8|15,000      |D  |            |
ight to Buy)            |        |     |    |           |   |     |/04  |            |       |       |            |   |            |
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Employee Stock Option (R|$27.188 |     |    |           |   |*    |05/30|Common Stock|10,500 |$27.188|10,500      |D  |            |
ight to Buy)            |        |     |    |           |   |     |/04  |            |       |       |            |   |            |
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Employee Stock Option (R|$28.750 |     |    |           |   |*    |11/07|Common Stock|1,436  |$28.750|1,436       |D  |            |
ight to Buy)            |        |     |    |           |   |     |/00  |            |       |       |            |   |            |
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Employee Stock Option (R|$28.750 |     |    |           |   |*    |11/19|Common Stock|3,206  |$28.750|3,206       |D  |            |
ight to Buy)            |        |     |    |           |   |     |/01  |            |       |       |            |   |            |
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Employee Stock Option (R|$28.750 |     |    |           |   |*    |11/17|Common Stock|3,789  |$28.750|3,789       |D  |            |
ight to Buy)            |        |     |    |           |   |     |/02  |            |       |       |            |   |            |
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Employee Stock Option (R|$28.750 |     |    |           |   |*    |11/17|Common Stock|3,367  |$28.750|3,367       |D  |            |
ight to Buy)            |        |     |    |           |   |     |/03  |            |       |       |            |   |            |
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Employee Stock Option (R|$28.750 |     |    |           |   |*    |05/30|Common Stock|2,891  |$28.750|2,891       |D  |            |
ight to Buy)            |        |     |    |           |   |     |/04  |            |       |       |            |   |            |
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Employee Stock Option (R|$28.750 |     |    |           |   |*    |05/30|Common Stock|3,446  |$28.750|3,446       |D  |            |
ight to Buy)            |        |     |    |           |   |     |/04  |            |       |       |            |   |            |
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
Explanation of Responses:
*The Reporting Person retired from his position as President-Publishing Group with the Issuer on May 30, 1999.
On May 30, 1999, all options not exercisable in full as of such date were amended to make them exercisable in full as of May 30, 1999. As of such date, all outstanding options with an expiration date after May 30, 2004 were amended to provide for a May 30, 2004 expiration
date.
SIGNATURE OF REPORTING PERSON
/s/ Ronald L. Rickman
DATE
10/28/00